HSBC

Commercial Banking – GP 6, Team C
(CARM 110407)

CONFIDENTIAL
Comtech Broadband Corporation Ltd
Suite 514 Manhattan Center
8 Kwai Cheong Road
Kwai Chung
New Territories

18 May 2011

Attn : Mr Allen Wu

Dear Sir

BANKING FACILITIES

With reference to our recent discussion, the Bank is pleased to confirm its agreement to granting the Borrower the following facilities. The facilities will be made available on the specific terms and conditions outlined herein and upon the satisfactory completion of the security detailed below and the Bank's Terms and Conditions for Facilities. Definitions contained in the Bank's Terms and Conditions for Facilities apply to this Facility Letter. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relations to, the facilities. The facilities are subject to review at any time and in any event by 15 May 2012, and also subject to the Bank's overriding right of suspension, withdrawal and repayment on demand including the right to call for cash cover on demand for prospective and contingent liabilities.

In the event of a renewal of the facilities next year or by 15 May 2012, whichever is earlier, the Bank will issue a renewal notification letter to confirm the continuation of the latest available facilities. A review fee will be advised and this shall be debited automatically from the Borrower' account within 1 month of the issuance of the renewal notification letter.

BORROWER

Comtech Broadband Corporation Ltd	("CBC")	[A/C to be opened]
Comtech Digital Technology (HK) Ltd	("CDT")	[Customer No. 541-399580]
Comtech Industrial (HK) Ltd	("CIHK")	[A/C to be opened]
MDC Tech Inc Ltd	("MDC")	[Customer No. 400-854840]

Utilization of the facilities below may be made by, CBC, CDT, CIHK and MDC shall be jointly and severally liable for the facilities.

Each of CBC, CDT, CIHK and MDC undertakes, as principal debtor, to pay on demand any sums due in respect of any such utilization.

FACILITIES			Limit
Facilities available to CBC, CDT, CIHK and MDC			
(1)	Combined Limit for the following facilities within which the following sub-limits apply:		USD30,000,000.-
	(a)	Import Facilities (Maximum Tenor 90 days)	USD30,000,000.-
	(b)	Loan Against Import ("LAI") (Maximum Tenor 90 days)	USD30,000,000.-
	(c)	Trust Receipts (Maximum Tenor 90 days)	USD30,000,000.-
	(d)	Clean Import Loan (Maximum tenor 90 days)	USD30,000,000.-
	(e)	Export Factoring	USD10,000,000.-
	(f)	Revolving Loan	USD10,000,000.-

Notwithstanding the limits set out above, the aggregate outstanding of the above items (b), (c), (d), (e) and (f) shall at no time exceed USD30,000,000.-.

Facilities available to CIHK

(1)	Treasury Facilities (Risk-weighted up to 60 months) within which the following risk-weighted sub-limits apply:	USD2,000,000.-
	- Foreign Exchange	USD2,000,000.-

SECURITY

The Bank will require to hold the following Security:

(1) Either

√ A charge over the deposit of Borrowers with aggregate amount of not less than USD10,000,000.- or its equivalent in other foreign currencies to be placed with the Bank.

In the event of the value of the foreign currency deposit charged to the Bank falling below the required level and upon the Bank's request, the Borrowers should immediately pledge to the Bank additional security acceptable to it to bring the value back to the threshold.

The Bank encloses its standard forms of "Security Over Deposits" and "Letter of Set-Off for completion and return, together with a certified copy of a Board Resolution in substantially the form of that enclosed with this facility letter.

This "Security Over Deposits" is required to be registered at the Companies Registry and should therefore be returned to the Bank within 5 working days of execution. The relative filing fee of HKD340.- each will be charged to the debit of the Borrowers' current account.

Or

A Standby Documentary Credit for USD10,000,000.- both the issuing bank in China and format of the Standby Documentary Credit are subject to the Bank's final approval. Please arrange with the issuing bank to renew the validity of the Standby Documentary Credit one month before its expiry date.

(2) An International Swaps and Derivative Association ("ISDA") Master Agreement from CIHK together with a Board Resolution. (will be followed)

(3) An Unlimited Guarantee among CBC, CDT, CIHK and MDC.

The Bank encloses its standard form of Guarantee for completion and return, together with the supporting Board Resolutions in substantially the form of that enclosed with this facility letter.

(4) A Guarantee limited to USD32,000,000.- (together with default interest and other costs and expenses) from Cogo Group Inc.

i) a certified copy of a Board Resolution, signed sealed by the Secretary or Assistant Secretary of Cogo Group Inc. authorising a named person to execute the guarantee.
ii) a Certificate of Incumbency signed sealed by the Secretary or Assistant Secretary identifying the individual authorized to issue the guarantee.
iii) a Counsel Opinion in the substantially form set out in legal opinion.

The Bank encloses its standard form of Guarantee for completion and return, together with a certified copy of Board Resolution (i) and Legal Opinion (ii) in substantially the form of that enclosed with this facility letter.

(5) A Letter of Undertaking from Cogo Group Inc (CGI) undertakes the following:

(a) The Consolidated Tangible Net Worth of CGI is not and will not be at any time less than USD160,000,000.-.

(b) The Consolidated Net External Gearing of CGI is not and will not be at any time greater than 0.4 times.

(c) CGI remains as listed in National Association of Securities Dealers Automated Quotation (NASDAQ) and retains at least 50% equity interest in its subsidiaries as borrowers.

The Bank encloses the suggested format of Letter of Undertaking and Board Resolution for reference.

The authorised signatories of CGI (item 4 and 5 under Security) should be duly verified by their bankers. Please also let us have a certified copy of Certificate of Incorporation, Memorandum and Articles of Association and List of current directors of CGI for the Bank's records.

UNDERTAKINGS

The undertakings from the Borrowers mentioned below are given for as long as the facilities are made available:

(1) To route no less than USD30,000,000.- of import and export bills to the Bank in the coming 12 months.

(2) To transfer the Operating Accounts (i.e. no less than 25% of incoming receivables) to the Bank within 6 months after facilities drawdown.

(3) To maintain at least USD20,000,000.- credit balances (at all times) with the Bank or HSBC Bank (China) Company Limited within 6 months after facilities drawdown.

(4) To submit cash holding report (including breakdown of amount & location of deposits) and debtor aging report on a quarterly basis.

The Borrowers and CGI will be required for so long as these facilities are available to the Borrowers to comply with the above undertakings. The Borrowers and CGI's compliance or otherwise with the above undertakings will not in any way prejudice or affect the Bank's right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to the Borrowers at any time. By signing this letter, the Borrowers expressly acknowledge that the Bank may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the above undertakings are included in this letter and whether or not the Borrowers and/or CGI is/are in breach of any such undertakings.

FURTHER NOTES

The above ratios/figures will be determined by reference to the latest consolidated audited or management accounts or the financial statements provided by the Borrowers / CGI from time to time. The Bank will calculate the ratios/figures in accordance with the accounting principles, standards and practices on which the preparation of the audited consolidated accounts of the Borrowers / CGI were/was based and in accordance with the latest Statements of Standard Accounting Practice issued by the Hong Kong Institute of Certified Public Accountants. Any calculation made by the Bank will be conclusive.

Definitions of ratios/figures

"Consolidated Tangible Net Worth" means the aggregate of:-

- the amount paid up on the issued share capital (other than any redeemable share capital) of the Company; and
- the consolidated capital and revenue reserves (including but not limited to the share premium account, revaluation and retained profits or losses);

but after deducting from such sum:-

- goodwill and all other intangible assets;
- all minority interests in subsidiaries;
- all amounts set aside for tax;
- any dividend or other distribution declared/recommended;
- the excess of the book value to the market value of the listed investments;
- any amount standing to the debit of the Company/Group's [consolidated] capital and reserves (including profit and loss account); and
- any amount due from the shareholders, directors, and/or related companies.

"Consolidated Net External Gearing" means the ratio of "Total Interest Bearing Debt" to "Tangible Net Worth plus Non-Redeemable Preference Shares and Minority Interest".

In accordance with the HKMA's guideline dated 11 August 2003, as a condition for granting credit facilities to Small and Medium Size Enterprises ("SMEs"), an explicit consent from the related SME must be obtained to enable the Bank to report and retrieve information in relation to its banking facilities to and from the Commercial Credit Reference Agency ("CCRA"). As CDT and MDC are categorised as SMEs in accordance with the HKMA's guideline, please arrange for the enclosed Customer Consent Forms to be signed and returned to the Bank together with the facility letter. Please note that if these consents are not given, the Bank will be unable to proceed with the transaction.

Should you have any queries regarding the completion of the required documents, please feel free to contact Ms Kreen Yau, Customer Service Officer, on telephone no. 2822 2759.

SCHEDULE OF FACILITIES

IMPORT FACILITIES WITH LOAN AGAINST IMPORT (LAI)

DETAILS

1. For the issuance of Documentary Credits to the Borrowers' suppliers and Import Loan Facilities in either HK Dollars or Foreign Currency, less any usance / credit periods granted by the Borrowers' suppliers.

2. Subject to the Bank's right at any time to demand immediate repayment of all sums owing by the Borrowers, advance may be made available:

   (a) in respect of sight documentary credits, for a period up to the maximum tenor as stipulated under the relevant "Facilities" heading

   (b) in respect of usance documentary credits, for a period up to the maximum tenor as stipulated under the relevant "Facilities" heading less the usance period (i.e. the supplier's credit finance period) of the relevant documentary credit, commencing from the date that import documents presented under the usance documentary credit are accepted.

TRUST RECEIPTS

DETAILS

Advances may be made under this Trust Receipt to enable the Borrowers to pay import documentary credit, with the associated title documents released to the Borrower(s) against Trust Receipts signed by the Borrowers.

PRICING

Interest will be charged at SIBOR (Singapore Interbank Offered Rate) + 1.375% p.a.

CLEAN IMPORT LOAN

DETAILS

1. Advances may be made under this Clean Import Loan to enable the Borrowers to pay the invoices of their suppliers as approved by the Bank. The maximum financing period for each drawing (including the supplier's credit finance period) shall not exceed the maximum tenor as stipulated under the relevant "Facilities" heading.

2. Advances are allowed on the conditions that transactions are supported by certified true copy of invoices and relative transport documents and that the aggregate outstanding are within the specified limit. The Bank will settle the invoices direct on their respective due dates and the proceeds will be remitted or credited directly to the suppliers' accounts.

3. The list of the Bank's approved suppliers is set out below:

   a) Broadcom Corporation
   b) Atmel Corporation
   c) Shenzhen Matsunichi Electronics Co Ltd / Matsunichi Electronic (HK) Ltd
   d) Sandisk Corporation
   e) 深圳桑菲消费通信有限公司
   f) Freescale Semiconductor
   g) Foxconn
   h) JDS Uniphase

PRICING

Interest will be charged at SIBOR +1.375% p.a.

EXPORT FACTORING FACILITY

DETAILS

Please refer the separate letter for Export Factoring Facility to be issued by our Receivable Finance Division.

REVOLVING SIBOR LOAN

DETAILS

"SIBOR" means in respect of an advance or loan, the rate (as quoted by the Bank in its discretion) which the Bank can acquire deposits in the currency for in an amount and period comparable to such advance or loan from the Singapore interbank market.

Conditions for Utilisation

1. 2 business days advance notice of drawdown / rollover is to be given to the Bank. The reference to "business day" means a day, other than a Saturday, Sunday or public holiday, on which banks are open for general business in Singapore and Hong Kong.

2. Each drawdown / rollover to be for periods (interest period) of 1, 3, 6 or 9 months (drawdown / rollovers for 6 or 9 months are subject to the availability of matching funds in the market).

3. At the end of an interest period the amount of the drawing may be rolled-over either in one or two or more amounts for further periods of 1, 3, 6 or 9 months (drawdown / rollovers for 6 or 9 months are subject to the availability of matching funds in the market).

4. With the Bank's prior approval, (which will not be withheld, provided the Bank is satisfied that the funds utilised are generated from the Borrower(s)' internal resources, out of cash flow rather than from external re-financing) during an interest period the total amount of a drawing may, with 48 hours advance notice to the Bank, be repaid subject to the usual charges (i.e. the differential between the return the Bank would have received had the loan run to maturity and the return the Bank is able to obtain by the placing of the funds repaid for the remainder of the period in the market).

5. The Bank reserves the right to renegotiate the SIBOR interest spreads should any event occur which changes the basis on which SIBOR interest margins are presently calculated.

6. Please note that the Bank's Loans Section is responsible for the administration of SIBOR facilities. For rate quotations and other day to day administrative matters, please contact Ms. Yuko Yang on telephone number 2288 2535.

PRICING

Interest will be charged at 1, 3, 6 or 9 months SIBOR + 1.5% p.a.

TREASURY FACILITY

DETAILS

The Bank reserves the right to withdraw the facilities and/or the whole or any part of any unutilised portion of the facilities at any time.

The amount and value of any and each utilization in respect of any option in respect of which a limit is expressed above shall be calculated by HSBC, such calculation to be conclusive.

1. **Availability**

The Bank reserves the right in its absolute discretion to decide whether or not any utilisation may be made and to specify conditions which must be complied before any utilisation may be made.

2. **Further Documentation**

All transactions pursuant to the facilities will be subject to and governed by the International Swaps and Derivative Association ("ISDA") Master Agreement (thereafter known as the "Product Document") entered into between the parties.

3. **ISDA Terms**

No utilization may be made until the Bank has been given by the Borrower in a form and substance acceptable to the Bank a duly executed Product Document on behalf of the Borrower's supported by a Board Resolution.

Each utilisation shall be deemed to be subject to and shall be subject to the terms of the Product Document notwithstanding any non-execution of the Product Document. In the event of any conflict between the terms of this facility letter and those of the Product Document, the terms of the Product Document shall prevail except in respect of any provisions in this facility letter which are expressed to be additional to or in replacement for any relevant provisions in the Product Document.

While the above facility is in force the terms of this facility letter and particularly the Product Document above shall continue to apply notwithstanding any pre-existing product documentation unless there is agreement in writing to the contrary.

TERMS AND CONDITIONS FOR FACILITIES

1. Interpretation

These terms and conditions are applicable to banking/credit facilities made available by The Hongkong and Shanghai Banking Corporation Limited (the "**Bank**" or "**HSBC**") to the Borrower and shall be read in conjunction with the facility letter, as may be amended from time to time, applicable to the Borrower (the "**Facility Letter**"). In the event of conflict between these terms and conditions and the Facility Letter, the Facility Letter shall prevail for the purposes of the relevant transaction.

2. Accrual of Interest & Other Sums

Interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

3. Availability and Utilisation

3.1 Banking/credit facilities offered to the Borrower are subject to the Bank's internal credit approval having been made and the Bank may refuse to allow drawings under the facilities in its sole and absolute discretion. All facilities made available are subject to review from time to time at the Bank's discretion.

3.2 The use of any facilities may not at any time exceed the facilities limit specified in the Facility Letter. The availability of funds shall be subject to conditions precedent specified in the Facility Letter (if any) being met to the Bank's satisfaction. In addition, with respect to trade related facilities, the Bank may, at its sole and discretion, refuse to allow drawings under such facilities if:

1. the drawee is considered to be unacceptable to the Bank, or
2. the drawee is not on the Bank's approved list, or
3. the transaction in question does not meet the Bank's operational requirements in respect of the facilities.

4. Default Interest

Interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank's tariff book which is accessible at https://www.commercial.hsbc.com.hk/1/2/commercial/customer-service/tariffs. The Bank will provide the Borrower or such relevant security provider with a hard copy of the tariff book upon request. Interest at the applicable rate will be payable monthly in arrears to the debit of the Borrower' current account.

5. Repayment

All payments shall be made to the Bank without set-off, counterclaim, withholding or condition or any kind. If the Borrower or such Security Provider (where applicable) is compelled by law to make such withholding, the sum payable shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

6. Security and Disclosure

6.1 The Bank shall proceed to register (where applicable) in Hong Kong, security provided to the Bank in connection with facilities made available to the Borrower or at the Borrower request. The costs and expenses, if any, will be charged to the account of the Borrower. Where the security provided to the Bank requires registration or filing outside Hong Kong, the Borrower undertakes that it shall, and where applicable, shall procure that such registration or filing of security is attended to and completed in a timely way so as to preserve the security interest of the Bank. The Bank shall be entitled to demand that evidence of such filing and/or registration be provided to it. All costs in connection with the aforesaid overseas filing and/or registration (as the case may be) shall be for the account of the Borrower.

6.2 By accepting the Facility Letter, the Borrower is deemed to have consented to the Bank providing a copy of the Facility Letter, related security documents, the Borrower's latest statement of account, information on the outstanding liabilities (whether actual or contingent) or such other information to a third party security provider, such third party security provider's solicitors and other professional advisers.

6.3 Unless expressed in writing from the Borrower to the contrary, the Bank is entitled to provide any information relating to any of the account(s) of the Borrower held with the Bank and any facilities which the Bank may provide to the Borrower from time to time or the conduct of such account and/or facilities and/or other information concerning the Borrower relationship with the Bank to any other company or office which belongs to or is part of the HSBC Group.

6.4 The Bank shall be entitled to have solicitors of its choice appointed to prepare the necessary documentation relating to the Facility Letter and/or the security to be provided. All their charges and disbursements incurred in this respect will be for the Borrower's account. Any filing fees and fees incurred in obtaining a legal opinion will also be for Borrower(s)'s account

7. Costs and Expenses

7.1 All costs, expenses and fees (including legal fees) incurred by the Bank in connection with the provision of the banking facilities and any matters arising are to be reimbursed by the Borrower on demand.

7.2 If the effect of or a change in any law or regulation is to increase the cost to the Bank of advancing, maintaining or funding these facilities or to reduce the effective return to the Bank, the Bank may require payment on demand of such amounts as the Bank consider necessary as compensation therefore.

8. Indemnity / Tax Gross Up

8.1 Any amount received or recovered by the Bank in respect of any sum expressed to be due to the Bank from the Borrower in a currency other than the currency of denomination in which payment is due (the "**Intended Currency**") shall only constitute a discharge to it to the extent of the amount in the Intended Currency which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in such other currency on the date of that receipt.

8.2 Payments by the Borrower and/or the security provider(s) shall be made to the Bank without any set-off, counter-claim, withholding or condition of any kind except that if the Borrower/ security provider(s) is compelled by law to make such withholding, the sum payable by the Borrower/security provider(s) shall be increased so that the amount actually received by the Bank is the amount it would have received if there had been no withholding.

9. Assignment

The Bank may assign its rights and transfer all or any part of its obligations hereunder or under any Facility Letter to any HSBC Group Company by delivering to the Borrower a notice in writing. Such transfer shall take effect as from the effective date as specified in the notice and the Bank shall thereafter be released from such obligations. No assignment or transfer of any right, benefit or obligation in the Facility Letter shall be made by the Borrower in any way.

10. Pari Passu

The Borrower and security provider(s) (where applicable) shall ensure that at all times the claims of the Bank under the facilities rank at least pari passu with the claims of all other unsecured creditors, except for claims preferred by mandatory provisions of law.

11 Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance has imposed on the Bank certain limitations on advances to persons related to its directors or employees. In accepting the Facility Letter, the Borrower should advise the Bank whether it is in any way related to any of the Bank's directors or employees within the meaning of Section 83 and in the absence of such advice the Bank will assume that the Borrower is not so related. The Bank would also ask, that should the Borrower become so related subsequent to acknowledging the Facility Letter, that the Borrower immediately advises the Bank in writing.

12. Governing Law

12.1 The Facility Letter (including the schedule(s), where applicable), and these terms and conditions shall be governed and construed in accordance with the laws of the Hong Kong Special Administrative Region.

12.2 The Borrower submits to the non-exclusive jurisdiction of the Hong Kong courts.

ACCEPTANCE

Please arrange for the **authorised signatories of CBC, CDT, CIHK and MDC**, in accordance with the terms of the mandates given to the Bank, to sign and return the duplicate copy of this letter to signify the Borrowers' understanding and acceptance of the terms and conditions under which these facilities are granted.

An arrangement fee of USD10,000.- will be charged to the debit of CDT's account upon receipt of acceptance of this facility letter whether or not the facilities are drawn or cancelled by any of the Borrowers.

As mutually agreed, an non-refundable withdrawal fee of USD10,000.- will be charged to the debit of CDT's account if this facility letter has not been signed and returned to the Bank on the expiry date of acceptance date (i.e. 15 June 2011).

The facilities will remain open for acceptance until the close of business on 15 June 2011 and if not accepted by that date will be deemed to have lapsed.

The Bank looks forward to the development of a mutually beneficial and lasting relationship.

Yours faithfully

Juliana Cheung
Senior Vice President

SS/tlz

Encl

Acceptance and Confirmation

We, Comtech Broadband Corporation Ltd, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules and Terms and Conditions for Facilities attached thereto).

For and on behalf of
Comtech Broadband Corporation Ltd

Signature ____________________ Signature ____________________

Name ____________________ Name ____________________

Title ____________________ Title ____________________

We, Comtech Digital Technology (HK) Ltd, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules and Terms and Conditions for Facilities attached thereto).

For and on behalf of
Comtech Digital Technology (HK) Ltd

Signature ____________________ Signature ____________________

Name ____________________ Name ____________________

Title ____________________ Title ____________________

We, Comtech Industrial (HK) Ltd, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules and Terms and Conditions for Facilities attached thereto).

For and on behalf of
Comtech Industrial (HK) Ltd

Signature ____________________ Signature ____________________

Name ____________________ Name ____________________

Title ____________________ Title ____________________

We, MDC Tech Inc Ltd, confirm our acceptance of the offer and all terms and conditions contained above (including the Schedules and Terms and Conditions for Facilities attached thereto).

For and on behalf of
MDC Tech Inc Ltd

Signature ____________________	Signature ____________________
Name ____________________	Name ____________________
Title ____________________	Title ____________________